                                 EXHIBIT 99.3

             Press Release dated September 9, 1996, Announcing the
          Appointment of Dr. Brackett as Vice President of Technology
                                of ADTRAN, Inc.

                              [ADTRAN LETTERHEAD]
                                                                         PRESS
                                                                         RELEASE

For Immediate Release, September 9, 1996
Contacts: Stacy Thomas, 205-971-8488
          Carol Nobles, 205-971-8211

               ADTRAN ANNOUNCES NEW VICE PRESIDENT OF TECHNOLOGY

Huntsville, AL - ADTRAN, Inc. (NASDAQ: ADTN), a leading designer, developer and manufacturer of high-speed digital networking equipment, announced today the appointment of Dr. Peter O. Brackett as vice president of technology. Brackett succeeds Dr. Jerry Moore, who has served in this capacity since 1989 and will remain a part of the executive team as vice president emeritus.

Prior to joining ADTRAN, Brackett was research manager for advanced data networking at BellSouth in Atlanta, GA. With more than 20 years' experience in telecommunications technology and product design and development, Brackett has held numerous key management positions, including division vice president and product line director for Racal-Datacom, vice president of engineering for Motorola Information Systems Limited, and associate professor and technology management consultant for Queens University in Kingston, Ontario. His credits include co-authoring a graduate-level electrical engineering text book, more than 20 technical papers and journal articles and key participation in the Telecommunications Industry Association and IEEE.

Brackett received a bachelor's degree in electrical engineering from the Technical University of Nova Scotia, and his master's and doctorate degrees from the University of Toronto.

ADTRAN, Inc. designs, develops, and markets a broad range of high-speed digital transmission products utilized by TELCOs, corporate end users, and OEMs to implement digital service over existing telephone networks.